Exhibit 99.1

        Dietrich Metal Framing Teams up with NOVA Chemicals


    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 27, 2005--Dietrich Metal Framing, a Worthington Industries Company (NYSE:WOR), is working with NOVA Chemicals Corporation (NYSE:NCX) under a joint development agreement to evaluate and commercialize novel construction products that combine the structural benefits of light gauge steel framing with the thermal and moisture retardant properties of expandable polystyrene.
    "We are excited to be working with a company of the caliber of NOVA Chemicals to combine metal framing and expanded polystyrene to provide superior construction systems," according to Ed Ponko, President of Dietrich Metal Framing. "Structurally insulated panels are thermally efficient, resist moisture, and are impervious to mold. These systems will remove the significant obstacles of using our products on exterior walls in areas where the temperature variations from inside the home to outside may have caused condensation on the steel." Ponko added, "In addition, installation costs are reduced through the use of pre-fabricated panels that require fewer skilled man-hours at the construction site."
    NOVA Chemicals produces commodity plastics and chemicals that are essential to everyday life. The company's employees develop and manufacture materials for customers worldwide that produce consumer, industrial and packaging products. NOVA Chemicals works with a commitment to Responsible Care(R) to ensure effective health, safety, security and environmental stewardship. Company shares are traded on the Toronto and New York stock exchanges as NCX. More information about NOVA Chemicals may be found on their website: www.novachemicals.com.
    Dietrich Metal Framing is the largest manufacturer of steel framing products in the United States. Dietrich's 2,000 employees in 30 facilities use state-of-the-art equipment and in-house metallurgic labs to ensure superior product performance and competitive prices. Dietrich Metal Framing, founded in 1959, is a Worthington Industries Company. Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs 7,500 people and operates 65 facilities in 10 countries.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT: Worthington Industries, Columbus
             Corporate Communications:
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Investor Relations:
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com